UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Presidential Life Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Presidential Life Responds to Herbert Kurz’s Preliminary Proxy Statement Filing

Nominations Do Not Comply with the Company’s Advance Notice Bylaw Provision

The New York State Insurance Department Recently Found Mr. Kurz “Untrustworthy” and Disapproved Mr. Kurz and his Family Foundation as Controlling Persons of Presidential Life Insurance Company

Nyack, N.Y. (July 19, 2010) — Presidential Life Corporation (“Presidential Life” or “the Company”) (Nasdaq: PLFE), a leading life insurance company, today responded to the filing of preliminary proxy materials by Mr. Herbert Kurz, who by such filing is making yet another attempt to nominate his handpicked slate of directors at the Company’s 2010 annual meeting of stockholders.

•
As the Company notified Mr. Kurz in March 2010, he is not eligible to nominate a slate of directors at the Company's annual meeting because Mr. Kurz failed to comply with the Company’s advance notice bylaw provision.

•
Mr. Kurz's purported proxy campaign also disregards the fact that the State of New York Insurance Department (“the NYSID”), after investigating allegations of misconduct by the Kurz Family Foundation (“the Foundation”) and Mr. Kurz that bear on their  untrustworthiness, stated in a letter dated June 3, 2010: "Following a thorough investigation of these allegations, the Department has concluded that both the Foundation and Mr. Kurz have engaged in untrustworthy conduct that renders them unsuitable to serve as controlling persons of Presidential.”  These allegations of misconduct include a pattern of improper use of the Company’s health insurance program and the Charitable Foundation’s assets.  The Department went on to determine that, "Mr. Herbert Kurz may no longer serve as an officer, director or controlling person" of Presidential Life Insurance Company.  Shortly after the NYSID issued its findings on June 3, 2010, Mr. Kurz tendered his resignation from the Company’s Board of Directors.  Additional details on the NYSID findings can be found in the letter linked to at the end of this release.

•
This second attempt to nominate his handpicked slate of directors to the board of Presidential Life, which includes Mr. Kurz himself despite his recent resignation from the Board after the NYSID issued its findings, comes six months after Mr. Kurz failed to garner sufficient independent support, above his own and the Foundation’s stockholdings, in a consent solicitation campaign.  The proposals and themes in Mr. Kurz’s preliminary proxy materials are similar to those in his consent solicitation, even though these were unanimously opposed by all three independent proxy advisory firms and failed to win support from the majority of independent stockholders.

1

“Notwithstanding Mr. Kurz’s failure to comply with Presidential Life’s advance notice bylaw provisions and the New York State Insurance Department’s disapproval of Mr. Kurz as a controlling person, this latest filing is nothing more than a self-serving attempt by Mr. Kurz, who is age 90, to turn back the clock and return the Company to his control,” said William M. Trust, Jr., the non-executive Chairman of the Board of Presidential Life.  “After failing once before to generate the necessary support from independent stockholders or proxy advisory firms, he is once again wasting company resources and diverting management’s focus.  If Mr. Kurz were truly concerned for the welfare of the Company and his fellow stockholders, he would cease his disruptive actions and allow the Board and management team, many of whom he appointed and worked alongside for many years, to focus on delivering value for all shareholders.”

Below is a link to the text of the NYSID letter that was sent on June 3, 2010, to Mr. Kurz’s attorneys:
http://www.presidentiallife.com/emailimages/NYSIDLtr-June-3-2010.pdf

About Presidential Life

Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities and life insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its product in 50 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Safe Harbor Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements about our future plans and business strategy and expected or anticipated future events and performance.  These forward-looking statements involve risks and uncertainties that are discussed in our filings with the Securities and Exchange Commission, including economic, competitive, legal and other factors.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

Contacts

Brunswick Group
Stan Neve / Greg Faje
212-333-3810

2